Exhibit 16.1
December 20, 2005
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for The South Financial Group, Inc. and, under the date of March 9, 2005, except as to the restatement discussed in Note 1 to the Consolidated Financial Statements which is as of November 21, 2005, we reported on the Consolidated Financial Statements of The South Financial Group, Inc. and subsidiaries (“the Company”) as of and for the years ended December 31, 2004 and 2003. On December 16, 2005, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s Consolidated Financial Statements as of and for the year ended December 31, 2005, and the issuance of our report thereon. We have read The South Financial Group, Inc.’s statements included under Item 4.01 of its Form 8-K dated December 16, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with The South Financial Group Inc.’s statement that the Board of Directors approved the dismissal of KPMG LLP, or any of the statements made under Item 4.01(b).
Very truly yours,
/s/ KPMG
KPMG LLP